Exhibit 99.1

www.avanex.com

Avanex Announces Record Revenue for Q1 Fiscal 2007

FREMONT, Calif. – Nov. 2, 2006 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for the first quarter of fiscal 2007 ended Sept. 30, 2006.

Net revenue in the first quarter of fiscal 2007 was a record $50.9 million, a 12 percent increase over the prior quarter revenue of $45.5 million and a 23 percent increase over revenue of $41.2 million in the first quarter of the previous year.

The company reported a net loss of $9.8 million or a loss of $0.05 per share in the first quarter of fiscal 2007, compared with a net loss of $9.1 million or a loss of $0.04 per share in the prior quarter and a net loss of $16.9 million or a loss of $0.12 per share in the first quarter of the prior year.

Non-GAAP net loss in the first quarter of fiscal 2007 was $7.2 million or a loss of $0.03 per share, compared with a non-GAAP net loss of $9.1 million or a loss of $0.04 per share in the prior quarter and a non-GAAP net loss of $14.7 million or a loss of $0.10 per share in the first quarter of the prior year. Non-GAAP net loss excludes share-based payments, amortization of intangibles, restructuring charges, and gains (loss) on the disposal of property and equipment.*

Gross margin in the first quarter of fiscal 2007 was 9 percent, an increase of five percentage points over the prior quarter gross margin of 4 percent.

Financial results for the first quarter of fiscal 2007 are subject to review of the accounting for cost reductions from the company’s contract manufacturer, which may affect cost of goods sold.

“I am very pleased with our performance this quarter as it marks the company’s third consecutive quarter of double-digit revenue growth,” said Jo Major, chairman and chief executive officer of Avanex.

“During the quarter, we saw strong growth from new products we announced including our amplifier with integrated optical monitoring capability developed for next-generation deployments that provide the network backbone for the delivery of high-bandwidth triple play services. Also during the quarter, our supply chain initiatives started to take hold, helping reduce our overall product cost. Our operational metrics including yield, on-time shipments and return rates continued to recover following last year’s manufacturing transition,” said Major.

Q2 FY 2007 Outlook

The company expects revenue in the second quarter of fiscal 2007 to be between $52 million and $55 million and expects gross margin to improve.

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Conference Call

Avanex will host a conference call today, Nov. 2 at 1:30 p.m. Pacific time; 4:30 p.m. Eastern time. The number for the conference call is 210-835-2510, and the password is “Avanex.” A live webcast of the conference call will be available on the Investors section on the company’s web site at www.avanex.com. An audio replay of the conference call will be available until Nov. 10 at 11:59 p.m. Pacific time. To access the audio replay, please dial 203-369-3364.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected second quarter of fiscal 2007 operating results and market reception for new products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in reducing the cost structure of the company, the company’s inability to achieve the anticipated benefits of previous acquisitions, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled, “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss,” following the accompanying financial statements.

Contact Information

Maria Riley

Director of Communications

510-897-4188

maria_riley@avanex.com

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Net revenue:
Third parties	$37,354	$35,016	$27,911
Related parties	13,537	10,442	13,322

Total net revenue	50,891	45,458	41,233

Cost of revenue:
Cost of revenue except for purchases from related parties	46,168	43,460	37,619
Purchases from related parties	5	225	1,488

Total cost of revenue	46,173	43,685	39,107

Gross profit	4,718	1,773	2,126

Operating expenses:
Research and development	5,625	5,703	7,127
Sales and marketing	3,548	3,677	3,788
General and administrative:
Third parties	5,687	3,666	3,729
Related parties	(11)	(320)	1,545
Amortization of intangibles	852	912	1,765
Restructuring	(63)	(1,225)	40
(Gain) loss on disposal of property and equipment	(20)	(1,810)	7

Total operating expenses	15,618	10,603	18,001

Loss from operations	(10,900)	(8,830)	(15,875)
Interest and other income	1,334	644	551
Interest and other expense	(272)	(873)	(1,599)

Net loss	$(9,838)	$(9,059)	$(16,923)

Basic and diluted net loss per common share	$(0.05)	$(0.04)	$(0.12)

Weighted-average number of shares used in computing basic and diluted net loss per common share	205,389	204,040	145,182

Avanex Corporation

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Net loss, GAAP	$(9,838)	$(9,059)	$(16,923)

Items reconciling GAAP net loss to non-GAAP net loss:
Related to cost of revenue:
Share-based payments	278	283	—
Related to operating expenses:
Research and development - share-based payments	614	612	115
Sales and marketing - share-based payments	208	232	34
General and administrative - share-based payments	781	996	282
Amortization of intangibles	852	912	1,765
Restructuring:
Share-based payments	7	27	11
All other	(70)	(1,252)	29
(Gain) loss on disposal of property and equipment	(20)	(1,810)	7

Total related to operating expenses	2,372	(283)	2,243

Total related to net loss	2,650	—	2,243

Non-GAAP net loss	$(7,188)	$(9,059)	$(14,680)

Basic and diluted non-GAAP net loss per common share	$(0.03)	$(0.04)	$(0.10)

Weighted-average number of shares used in computing basic and diluted non-GAAP net loss per common share	205,389	204,040	145,182

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands, except for share quantities

(Unaudited)

	September 30, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$16,358	$28,963
Restricted cash and investments	6,715	6,676
Short-term investments	38,798	38,696
Accounts receivable, net	31,608	26,768
Inventories, net	16,951	18,417
Due from related party	18,151	10,404
Other current assets	12,078	15,473

Total current assets	140,659	145,397
Property and equipment, net	6,040	5,668
Intangibles, net	2,335	3,246
Goodwill	9,408	9,408
Other assets	1,853	1,839

Total assets	$160,295	$165,558

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,768	$38,276
Accrued compensation	7,088	6,872
Accrued warranty	1,745	1,799
Due to related party	3,914	4,475
Other accrued expenses and deferred revenue	5,804	4,467
Current portion of long-term obligations	543	823
Current portion of accrued restructuring	6,224	6,321

Total current liabilities	66,086	63,033

Long-term liabilities:
Accrued restructuring, less current portion	12,006	13,252
Convertible notes	4,282	4,569
Other long-term obligations, less current portion	11,474	11,366

Total liabilities	93,848	92,220

Stockholders’ equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 206,715,014 and 204,361,846 shares outstanding (net of 157,656 treasury shares) at September 30, 2006 and June 30, 2006, respectively	207	204
Additional paid-in capital	745,992	742,951
Accumulated other comprehensive income	4,590	4,687
Accumulated deficit	(684,342)	(674,504)

Total stockholders’ equity	66,447	73,338

Total liabilities and stockholders’ equity	$160,295	$165,558